Exhibit 10.35

Annual Incentive Compensation Plan

Effective [            ], 2013

BAUSCH & LOMB INCORPORATED

ANNUAL INCENTIVE COMPENSATION PLAN

I.	Introduction

The Bausch & Lomb Incorporated Annual Incentive Compensation Plan (the “Plan”) is established to create effective incentives for managers of Bausch & Lomb Incorporated (the “Company”) to set and achieve objectives that are designed to enhance business performance and increase shareholder value. The Plan is also designed to provide competitive levels of compensation to enable the Company to attract and retain managers who are able to exert a significant impact on the value of the Company for its shareholders.

II.	Plan Participants

Employees of the Company who are in the Management/Technical band and above and are selected to participate in the Plan are eligible to participate in the Plan (“Participants”).

III.	Definitions. Capitalized terms not otherwise defined when used in the Plan shall have the following meanings.

A.	“Bonus” shall mean the annual cash incentive award, if any, payable to a Participant in accordance with the terms and conditions of the Plan.

B.	“Bonus Pool” shall mean the total amount available for the payment of Bonuses to Participants in respect of a Plan Year as determined in accordance with the terms and conditions of the Plan.

C.	“Business Unit” means one or more of the Company’s (i) commercial business units (including, without limitation, Vision Care, Pharmaceuticals and Surgical), (ii) functional centers (including, without limitation, Development & Research, Global Business Operations and Process Excellence), (iii) regional staffs (including, without limitation, North America, Asia, Europe, Middle East and Africa, Canada and Latin America), and (iv) Global Staffs (including, without limitation, Global Finance, Global HR and Global IT), in each case, as determined by the Committee.

D.	“Business Unit Objective” is a performance target or goal set for one or more of the Company’s Business Units, which is established in accordance with Section IV.C hereof.

E.	“Business Unit Pool” shall mean, with respect to each participating Business Unit, the portion of the Total Bonus Pool Funded Amount for a Plan Year allocated to such Business Unit in accordance with the terms and conditions of the Plan.

F.	“Committee” means Compensation Committee of the Board of Directors of Bausch & Lomb Holdings Incorporated.

G.	“Performance Management Objectives” are team or individual Participant performance targets or goals which are established in accordance with Section IV.D hereof.

H.	“Plan Year” means each one year period coincident with a fiscal year of the Company.

I.	“Total Company Objective” is a performance target or goal set for the Company as a whole in accordance with Section IV.B hereof.

J.	“Eligible Wages” are regular base pay wages earned by Participants during the Plan Year (or such shorter period of participation in the Plan as determined in accordance with Section VI hereof). Eligible wages do not include other wages or compensation, including, without limitation, special recognition awards, short-term or long-term incentive payouts, hiring bonuses, pay received while on disability leave, and severance pay.

K.	“Standard Incentive Percentage” is established by job band and is applied to Eligible Wages to determine standard funding, per Appendix A.

IV.	Performance Objectives

A.	Each Plan Year, the Committee and members of the Executive Leadership Team, will set performance objectives, goals and targets for such Plan Year in accordance with the terms and conditions of the Plan. Such performance objectives, goals and targets will be applied to determine the appropriate funding of the Bonus Pool for such Plan Year and the appropriate allocation of such Bonus Pool among Business Units and individual Participants in accordance with the terms and conditions of the Plan.

B.	Total Company Objectives will be set and approved early in the applicable Plan Year by the Committee or its designee, after consultation with members of the Executive Leadership Team of the Company, and shall be based on objective identifiable measures of business performance, including, without limitation, market price of the Company’s common stock, earnings per share of the Company’s common stock, income, net income or profit (before or after taxes), economic profit, operating income, operating margin, profit margin, gross margins, return on equity or stockholder equity, total shareholder return, market capitalization, enterprise value, cash flow (including but not limited to operating cash flow and free cash flow), cash position, return on assets or net assets, return on capital, return on invested capital, return on sales, stockholder returns, economic value added, cash value added, earnings or net earnings (before or after interest, taxes, depreciation and/or amortization), earnings from continuing operations, operating earnings, controllable profits, sales or revenues, sales growth, new orders, capital or investment, ratio of debt to debt plus equity, ratio of operating earnings to capital spending, new product innovation, product release schedules or ship targets, market share, cost reduction goals, inventory or supply chain management initiatives, budget comparisons, implementation or completion of specified projects or processes, objective measures of customer satisfaction, productivity, expense, margins, operating efficiency, working capital, the formation of joint ventures, research or development collaborations, or the completion of other transactions, any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing. Each Total Company Objective will be set with a “target goal”, achievement of which should reflect performance which is in line with expected performance, and which supports expected Company performance. Total Company Objectives will also include “stretch goals” which should assume performance well in excess of that required to achieve the target goal, and “threshold goals” which should define a minimum level of performance warranting funding of the Bonus Pool.

(i)	Adjustment to Objectives. As determined by the Committee in its discretion, the measurement of any Total Company Objectives may exclude the impact of charges for extraordinary, unusual or non-recurring items (including, without limitation, items relating to financing activities; charges for restructurings or productivity initiatives; other non-operating items; discontinued operations; items related to the disposal of a business or segment of a business; the cumulative effect of changes in accounting treatment; items related to a change in accounting principle; items related to changes in applicable laws or business conditions; any impact of changes in foreign exchange rates and other changes in currency; any impact of impairment of tangible or intangible assets; any impact of the issuance or repurchase of equity securities or other changes in the number of outstanding shares of any class of Company equity securities; any gain, loss, income or expense attributable to acquisitions or dispositions of stock or assets; items attributable to the business operations of any entity acquired by the Company during a Plan Year; stock-based compensation expense; in-process research and development expense; gain or loss from all or certain claims and/or litigation and insurance recoveries; items that are outside the scope of the Company’s core, ongoing business activities; and any other items, each determined in accordance with generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. In addition, if any event occurs during a Plan Year which requires changes to preserve the incentive features of the Plan, the Committee may make appropriate upward or downward adjustments in the specified Total Company Objectives.

C.	Business Unit Objectives, if any, will be set and approved early in the applicable Plan Year by the Chief Executive Officer of the Company, based on recommendations from the relevant Business Unit head as well as the Corporate Vice President, Human Resources, and Chief Financial Officer of the Company. For Business Units that are commercial business units, such Business Unit Objectives shall be based on objective identifiable measures of business performance. For Business Units other than commercial business units, if any Business Unit Objectives are adopted, such Business Unit Objectives shall be based on deliverables required to meet annual plan and longer term objectives, including, without limitation, cost containment, cost improvement, product launch, product quality, cash flow goals etc. Business Unit objectives will be set with a “target goal,” achievement of which should reflect performance which is in line with expected performance, and which supports expected Company performance.

D.	Individual Performance Management Objectives, if any, will be set and approved early in the applicable Plan Year by the applicable Business Unit heads and the manager of the Participant or team to whom such objectives apply and in accordance with guidelines issued by the Corporate Vice President, Human Resources.

E.	Notwithstanding the foregoing, nothing herein shall preclude the Committee from granting discretionary awards or awards based on subjective criteria in their discretion.

V.	Available Bonus Pool Funding and Payout Approvals

A.	The maximum amount by which the Bonus Pool will be funded in respect of a Plan Year (the “Total Bonus Pool Funded Amount”) will be determined by the Committee based on achievement of Total Company Objectives and in accordance with the written methodology agreed upon and approved by the Committee and the Chief Executive Officer on or prior to the date the relevant Total Company Objectives are established in accordance with Section IV.A hereof (the “Bonus Calculation Methodology”); provided that the Committee shall have the discretion to modify the Total Bonus Pool Funded Amount upward or downward based on such factors and circumstances it deems appropriate.

B.	Following determination of the Total Bonus Pool Funded Amount by the Committee, the Chief Executive Officer of the Company shall have the authority to determine, in his or her discretion, the funded amount of each Business Unit Pool, taking into account achievement of Business Unit Objectives, if any, for the Plan Year, as well as the Bonus Calculation Methodology for such Plan Year. Notwithstanding anything herein to the contrary, the aggregate total of the amounts allocated to the Business Unit Pools may not exceed the Total Bonus Pool Funded Amount determined in accordance with subsection A above.

C.	Executive Leadership Team members will approve the individual Bonuses for Participants in their respective Business Units, taking into account the Business Unit Pool available for such Business Unit, the Standard Incentive Percentage and the achievement of Performance Management Objectives for the Plan Year; provided that the Bonuses for the Executive Leadership Team members will be approved by the Committee based on recommendations from the Chief Executive Officer; provided, further that the Bonus for the Chief Executive Officer will be determined and approved by the Committee. The determination of individual Bonuses shall take into account, in all cases, the applicable Bonus Calculation Methodology for the applicable Plan Year. Notwithstanding anything herein to the contrary, (i) unless otherwise approved by the Chief Executive Officer in writing, the aggregate sum of all Bonuses for Participants in a Business Unit shall in no event exceed the Business Unit Pool for such Business Unit and (ii) unless otherwise approved by the Committee in writing, the aggregate sum of all Bonuses for all Participants for a Plan Year shall in no event exceed the Total Bonus Pool Funded Amount for such Plan Year.

D.	Notwithstanding the foregoing, nothing herein shall preclude the Committee from determining the available funding for any of these bonus pools and bonus payouts based on subjective criteria in their discretion.

VI.	Change in Status During Plan Year

A.	New Hires and Promotions

A newly hired or recently promoted employee of the Company who becomes a Participant in the Plan will be eligible for a pro-rata Bonus, calculated in accordance with the terms and conditions hereof, for the partial Plan Year after the effective date of hire or promotion, as the case may be.

B.	Transfers

Where a Participant transfers from one Business Unit to another Business Unit during a Plan Year, the Bonus for the Plan Year in which the transfer occurs will be based on the Business Unit Pool for the particular Business Unit in which the Participant worked for the majority of the Plan Year, or as otherwise approved by the Corporate Vice President, Human Resources.

C.	Terminations

1.	Except as expressly set forth in Section VI.C.2 below, in the event a Participant’s employment with the Company is terminated for any reason prior to the date on which Bonuses are paid to Participants with respect to a Plan Year in accordance with Section VII below, such Participant will not be eligible to receive any Bonus for that Plan Year, or the Plan Year in which the date of termination occurs.

2.	In cases of retirement or involuntary termination due to death or disability after completion by the Participant of at least six months service as an eligible Participant during the applicable Plan Year, the participant shall be eligible for a pro-rated Bonus for the period worked during such Plan Year and any such pro-rated Bonus will be determined and paid in accordance with and subject to the Plan.

D.	Leave of Absence

A Participant whose status as an active employee is changed during a Plan Year as a result of an approved leave of absence may be eligible for a pro rata Bonus , calculated in accordance with the terms and conditions hereof, for the partial Plan Year in the same way as in Subsection VI.A.

E.	Demotions

An employee who is transferred into a lower band or a non-eligible group of employees during the Plan Year shall be eligible for a pro-rata Bonus, calculated in accordance with the terms and conditions hereof, for the partial Plan Year for the time period the employee is a Participant in the Plan.

VII.	Time of Payment

Bonuses payable pursuant to the Plan shall be paid after January 1 and before March 15 of the year immediately following the Plan Year to which such Bonus relates. Notwithstanding the foregoing, Bonuses may be paid on or after such March 15 date if it is administratively impracticable to make the payment by such date and such impracticability was unforeseeable, provided such delay in payment does not cause any such Bonus to cease to be a “short-term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In such case, the Bonus shall be paid as soon as administratively practicable.

VIII.	Miscellaneous

A.

Amendments. The Committee shall have the right to modify or amend the Plan from time to time, or suspend it or terminate it entirely; provided that except as expressly provided in the Plan, no such modification, amendment, suspension, or termination may, without the consent of any affected Participants (or beneficiaries of such Participants in the event of death), reduce the rights of any such Participants (or beneficiaries, as applicable) to a payment or distribution already payable under Plan terms in effect prior to such change.

B.	Recoupment. Notwithstanding anything in the Plan or in any instrument evidencing the grant of an incentive award to the contrary, the Company will be entitled to the extent permitted or required by applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan.

C.	Role of the Committee

(i)	Interpretation of the Plan. Any decision of the Committee with respect to any issue concerning individuals selected as Participants, the amount, terms, form and time of payment of Bonuses, and interpretation of any Plan guideline, definition, term or requirement shall be final and binding.

(ii)	Administration. The Committee has designated the Corporate Vice President, Human Resources to control and manage the operation and administration of the Plan. The Corporate Vice President, Human Resources shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, except such powers as are specifically reserved to the Committee or some other person. These powers include the power to make and publish such rules and regulations as he or she may deem necessary to carry out the provisions of the Plan.

D.	Right to Continued Employment. Participation in the Plan or the receipt of a Bonus under the Plan shall not give the recipient any right to continued employment (such employment shall be “at will”), and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a Bonus with respect to any Plan Year shall not entitle the recipient to any Bonus with respect to any subsequent Plan Year, except as expressly provided in the Plan. In addition, notwithstanding anything herein to the contrary, there is no guarantee that a Participant will be paid a Bonus in respect of any Plan Year.

E.	Withholding Taxes. The Company shall have the right to deduct from all payments under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

F.	Deferred Compensation. Participants who are Officers or in the Executive and Senior Executive bands may elect to defer a part of a Bonus in accordance with the procedures set forth in the Company’s Executive Deferred Compensation Plan.

G.	Compliance with Foreign Law. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in all countries in which the Company operates or in which Participants reside, the General Counsel and Chief Human Resources Officer shall have the power and authority to modify the terms and conditions of the Plan as necessary or advisable to comply with applicable laws and local best practices.

H.	Section 409A. All payments under the Plan are designed to comply with the short-term deferral exception from the requirements of Section 409A of the Code and, accordingly, to the maximum extent permitted, the Plan shall be interpreted to be in compliance therewith.

I.	Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of a general unsecured creditor.

J.	Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York.

BAUSCH & LOMB INCORPORATED

By:
Rick A. Heinick
Corporate Vice President, Human Resources & Transformation
Dated: